NEWS RELEASE OLD REPUBLIC ANNOUNCES SHARE REPURCHASE AUTHORIZATION CHICAGO – August 19, 2025 – Old Republic International Corporation (NYSE: ORI) – today announced its Board of Directors has authorized a new $750 million share repurchase program. This new $750 million program will commence immediately following the completion of the approximately $162 million that remains authorized under the $1.10 billion share repurchase program announced on March 1, 2024. Under the share repurchase program, Old Republic may purchase shares on a discretionary basis from time to time through open market purchases, private negotiated transactions or other means. The timing and amount of any transactions will be conducted subject to the discretion of Old Republic based upon valuation, market conditions and other considerations. Old Republic may also from time to time repurchase shares pursuant to written, pre- arranged Rule 10b5-1 plans, which will be established and conducted in accordance with applicable regulations. The repurchase program is intended to comply with Rule 10b-18 and has no expiration date, does not require the purchase of any minimum number of shares, and may be suspended, modified, or discontinued at any time without prior notice. In reaching its decision to authorize the share repurchase program, the Board of Directors evaluated such factors as the current and foreseeable liquidity and capital needs of the parent holding company and its insurance company subsidiaries. Craig R. Smiddy, President and CEO, commented, “Today’s announcement authorizing the return of up to an additional $750 million to shareholders continues a long history of prudent capital management that includes retiring over 20% of our shares in the last three years. It reflects the strength of our balance sheet and continued confidence in the growth and earnings potential of our diversified portfolio of specialty insurance businesses.” Since December 31, 2020, Old Republic has returned over $4.2 billion to shareholders through regular and special cash dividends and share repurchases. The current annualized regular cash dividend rate of $1.16 per share represents a 9.4% increase from 2024, marks the 44th consecutive year that Old Republic has increased its regular cash dividend, and the 84th year of uninterrupted regular cash dividend payments. About Old Republic Old Republic is a leading specialty insurer that operates diverse property & casualty and title insurance companies. Founded in 1923 and a member of the Fortune 500, we are a leader in underwriting and risk management services for business partners across the United States and Canada. Our specialized operating companies are experts in their fields, enabling us to provide tailored solutions that set us apart. For more information, please visit www.oldrepublic.com. At Old Republic: At Financial Relations Board: Craig R. Smiddy: President and Chief Executive Officer Analysts/Investors: Joe Calabrese 212/827-3772